PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

Lawrenceburg, Ind., February 3, 2014 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) announced that the Company’s board of directors has approved the repurchase of up to 514,956 shares of the Company’s outstanding common stock, which is approximately 10% of outstanding shares.  Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P.  Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:        United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822